UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             Form 8-K


                          CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of report  October 30, 1996


                     CASINO RESOURCE CORPORATION



  Minnesota                       0-22242                  41-0950482
(State or other            (Commission File Number)    (IRS Employer
jurisdiction of incorporation)                          Identification No.)



        1719 Beach Boulevard, Suite 306, Biloxi, Mississippi 39531-5396
                   (Address of Principal Executive Office)


Registrant's telephone number, including area code  (601) 435-1976

Item 5.   OTHER EVENTS

On October 16, 1996, the Company announced the approval of the acquisition of Palace Casino assets by the U.S. Bankruptcy Court for the Southern District of Mississippi.

A copy of the press release is attached and incorporated as part of this filing.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CASINO RESOURCE CORPORATION



October 30, 1996              _____________________________________________
                              Maurice P. Gaudet
                              Controller/Chief Financial Officer

FOR IMMEDIATE RELEASE: Wednesday, October 16, 1996

CONTACT:   Robert J. Allen, Vice President
           Casino Resource Corporation
           601-435-1976

                 U.S. BANKRUPTCY COURT APPROVES
                    PURCHASE OF PALACE CASINO

BILOXI, MISS. - Casino Resource Corporation, (NASDAQ: CSNR), a Minnesota corporation headquartered in Biloxi, Mississippi, announced today that the United States Bankruptcy Court for the Southern District of Mississippi ruled Tuesday, October 15, 1996, in favor of the purchase of the Palace Casino located in Biloxi, Mississippi by a newly formed Joint Venture between Casino Resource Corporation and Robert and Lawana Low. The newly formed Joint Venture, New Palace Casino, L.L.C. was created for the purpose of acquiring and operating the Palace Casino assets. The ruling follows an October 8, 1996 deadline allowing for competing bids to purchase the casino. Casino Resource Corporation, along with its Joint Venture Partner, will acquire the Palace Casino and its assets for a purchase price of $14.25 million which consists of $11.5 million in cash and the balance in notes. A closing is scheduled in 60 days.


Casino Resource Corporation is a diversified entertainment, hospitality and gaming enterprise. The company owns and operates the 2,000-seat Country Tonite Theatre in Branson, Missouri, and will operate the new 1,500-seat Country Tonite Theatre in Pigeon Forge, Tennessee, scheduled to open in March of 1997. In addition, the Company owns Country Tonite Enterprises, an award-winning theatrical production company in Las Vegas, Nevada (producers of the "Country Tonite Show," currently in its fifth year at the Aladdin Hotel); and the Grand Hinckley Inn, located in Hinckley, Minnesota, adjacent to the Grand Casino. Further, the company has entered into strategic alliances with Harrah's Entertainment for the development of Indian gaming properties in Michigan and Indiana; has agreed to lease and operate a casino and 600-seat theatre in Sousse, Tunisia; and as a member of a Joint Venture, is in the process of acquiring the Palace Casino in Biloxi, Mississippi.